Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-168064) of Waste Connections, Inc. (formerly named Progressive Waste Solutions Ltd.) of our report dated February 9, 2016, relating to the consolidated financial statements and financial statement schedule of Waste Connections US, Inc. (formerly named Waste Connections, Inc.), which appears in Waste Connections US, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this Current Report on Form 8-K of Waste Connections, Inc.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 7, 2016